UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2009

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact Names of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdictions of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ Telephone Number, Including Area Code: (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On January 19, 2009, United Rentals, Inc. (the “Company”) issued a press release stating that it anticipates recording a non-cash goodwill impairment charge of approximately $1.1 billion in the fourth quarter of 2008. The Company also announced that during the fourth quarter it made open market repurchases of an aggregate $130 million principal amount of outstanding senior and senior subordinated notes. In addition, the Company revised its full year 2008 guidance. A copy of the Company’s press release is attached as Exhibit 99.1 to this report. The Company does not intend for this Item 2.02 or Exhibit 99.1 to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or to be incorporated by reference into filings under the Securities Act of 1933.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 16, 2009, the Company’s board of directors (the “Board”) approved amendments to the Company’s By-laws, which amendments are effective as of January 16, 2009. The principal features of the amendments are as follows:

Advance Notice By-law: Section 2.07 (Nomination of Directors) and Section 2.08 (Advance Notification of Business to be Transacted at Stockholder Meetings) were combined into a single by-law to revise and set forth more explicitly the procedures that stockholders must follow, and to specify the additional information that stockholders must provide, when proposing director nominations and other business to be brought before a stockholder meeting. The relevant amendments are intended, among other things, to better assure that the Company and its stockholders have a reasonable opportunity to consider such director nominations and other business and to allow for full information to be distributed to stockholders. The amendments, among other things:

•

Revise the applicable notice period for director nominations and other business to be brought before the annual meeting to not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting, with an alternative arrangement in the event that the annual meeting is not scheduled to be held within a period commencing 30 days before, and ending 30 days after, such anniversary date (the previous provision required notice not less than 60 days nor more than 90 days prior to the meeting);

•

Revise the applicable notice period for director nominations to be brought before a special meeting to not later than the close of business on the tenth day following the public announcement of the special meeting date and the Board’s nominees (the previous provision required notice not less than 60 days nor more than 90 days prior to the meeting);

•

Limit the business that a stockholder is permitted to bring before a special meeting to the nomination of persons for election to such positions as the Company’s notice of meeting may specify in the event it calls a special meeting for the purpose of electing persons to the Board;

•

Require the stockholder’s notice to set forth more detailed information about the stockholder, any beneficial holder of the stock on whose behalf the notice is given, any director nominee and any person with whom any of the foregoing may have an arrangement related to his or her investment or the matter to which the notice relates. Such information includes, among other things, whether any such person has entered into recent hedging, derivative or other transactions with respect to the Company, any of its subsidiaries or any of their respective securities;

•	Require the stockholder to update its notice after the record date for the meeting has been determined;

•

Prescribe that the notifying stockholder be a stockholder of record on the date notice is delivered, be entitled to vote at the meeting and appear at the meeting to propose the matter set forth in the notice; and

•	Define and otherwise clarify the meaning of certain terms and the scope of the advance notice provision.

Majority Vote By-law: Section 3.08 (Election of Directors) has been amended to set forth more explicitly the operation of the Company’s majority vote by-law. The amendments, among other things:

•

Set the date for determining whether or not an election is contested (based on whether nominations received by the secretary of the Company have been withdrawn) at 10 days before the Company first mails its notice of meeting to stockholders so that it is clear whether a director will be elected pursuant to a majority or plurality standard prior to soliciting proxies (the previous provision contemplated a plurality standard if the number of nominees exceeded the number of directors to be elected at the meeting); and

•

Delete the general text of the Company’s resignation policy, which has been moved from the Company’s By-laws to its Corporate Governance Guidelines (which, as revised, are available on the Company’s website at www.unitedrentals.com), and which has been revised to clarify the operation of that policy.

Other: In addition to the amendments to the advance notice and majority vote by-laws, the amendments also revise Section 2.03 (to clarify that the date, time and place of a special meeting will be stated in the notice of meeting); Section 2.04 (to permit those present at a stockholder meeting to adjourn the meeting until a quorum is present); Section 3.04 (to permit those present at a Board meeting to adjourn the meeting until a quorum is present); Section 3.05 (to specify the role of the Secretary at Board meetings, consistent with Section 2.05 relating to stockholder meetings); and Section 4.01 (among other things, to clarify that an officer holds office until his successor is elected and qualified or his earlier resignation or removal). They also add a new Section 3.09 (to provide generally for committees of the Board and their operation).

The preceding summary is qualified in its entirety by reference to the full text of the Company’s amended By-laws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

Exhibit 3.1	United Rentals, Inc. By-laws, as amended on January 16, 2009

Exhibit 99.1	Press release, issued by the Company on January 19, 2009 (furnished pursuant to Item 2.02)

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009.

UNITED RENTALS, INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel